Exhibit 10.1

PROMISSORY NOTE

$342,876.00	Bakersfield	CA	August 23, 2005
(Total of Note	(City)	(State)	(Date)

FOR VALUE RECEIVED, Tri-Western Resources, LLC ("Maker") promises to pay to the order of Financial Federal Credit Inc. ("Holder"), at 7 Corporate Park Suite 240, Irvine, CA 92606, or such other place as Holder may, from time to time, designate in writing, the amount of Three Hundred Forty-Two Thousand Eight Hundred Seventy-Six Dollars and No Cents ($342,876.00) payable in consecutive monthly installments, as follows:

12	Installments, each in the amount of	$10,000.00	; then
36	Installments, each in the amount of	$6,191.00	; then

Said consecutive monthly installments shall commence on the 1st day of October, 2005, and continue on the same day of each moth thereafter until the indebtedness evidenced hereby is paid in full. The Total of Note includes precomputed interest from the date hereof on the unpaid principal amount outstanding from time to time through the maturity of each installment (assuming that each installment will be received on its respective due date) (but in no event shall the rate of interest exceed any maximum permitted by applicable law). Maker shall also pay to Holder on demand, on each installment (of principal and/or interest) not fully paid prior to the fifth day (or such longer period as required by law) after its due date, a late charge equal to the maximum percentage of such overdue installment legally permitted as a late charge, not to exceed five percent (5%); and after maturity of the entire indebtedness (whether by acceleration or otherwise), Maker shall pay, on demand, interest on the unpaid indebtedness (excluding unpaid late charges) at the maximum lawful daily rate, but not to exceed 0.0666% per day, until paid in full. In the event any installment is received after its due date, Maker shall pay to Holder on demand additional interest calculated on the principal portion of said installment at the rate implied in this Note on the basis of a 360 day year and for the actual number of days elapsed from the due date of said installment until paid, unless such calculation would cause the effective interest rate under this Note to exceed the maximum rate allowed by applicable law, in which case such calculation shall be on the basis of a 365 day year.

Upon nonpayment when due of any amount owing hereunder, or if default occurs under any security agreement; pledge, assignment, deed of trust, or any instrument or document executed to evidence, secure, guarantee, govern or in anyway pertain to the loan evidenced by this Note, Holder may, at its option, without notice or demand, accelerate the maturity of the accrued and unpaid indebtedness then outstanding under this Note and declare same to be at once due and payable whereupon it shall be and become immediately due and payable. Maker, all endorsers, guarantors and any other party liable on this None also promise and agree to pay Holder's costs, expenses and reasonable attorneys' fees incurred in enforcing and/or collecting this Note. Maker, all endorsers, guarantors and any other party liable an this Note waive presentment for payment; demand, protest notice of protest and notice of nonpayment, default and dishonor, notice of intent to accelerate, notice of acceleration, and further, to the extant allowed by law, waive all benefits of valuation, appraisement and exemption laws. Holder may, without notice, extend the time of payment of this Note, postpone the enforcement hereof, grant any other indulgence, add or release any party primarily or secondarily liable hereon and/or release or change any collateral securing this Note without affecting or diminishing Holder's right of recourse against Maker, all endorsers, guarantors and other parties liable on this Note, which right is hereby expressly reserved. As used in this Note, the term "Holder" includes any future holder of this Note. If more than one person signs this Note, the obligations of each of them shall be joint and several.

As a material inducement to Holder to advance funds or otherwise provide financial accommodations to or for the benefit of Maker and/or in consideration of Holder having previously done so, it is agreed that Maker shall not, unless otherwise required by law, have any right to voluntarily prepay any indebtedness for borrowed money now or hereafter owing to Holder (whether evidenced hereby or otherwise); provided, however, that Maker may (unless otherwise expressly agreed in writing) have the privilege of voluntarily prepaying any such indebtedness in full or in part any time or from time to time if Maker shall: (i) give seven days' prior written notice to Holder specifying the principal amount and date of any proposed voluntary prepayment and the indebtedness being voluntarily prepaid; (ii) pay the amount specified in such voluntary prepayment notice, in good funds, on the data specified in such notice; (iii) simultaneously pay, in good funds, all principal, interest and other charges accrued and/or due to Holder through the date of any such voluntary prepayment; and (iv) simultaneously pay a prepayment premium equal to the sum of (a) fifteen hundredths percent (0.15%) of the principal amount then being voluntarily prepaid multiplied by the number of whole or partial calendar months between the date of such voluntary prepayment and the scheduled final maturity date of the indebtedness being prepaid, plus (b) two percent (2%) of the principal amount of the indebtedness then being voluntarily prepaid, but not more than the maximum amount permitted by law. The principal amount of any voluntary partial prepayment shall be applied to the scheduled installments of the indebtedness then being prepaid in the reverse order of their respective maturities, so that the amount and due date of only the latest maturing installment(s) shall be affected thereby.

Notwithstanding anything to the contrary in this Note or any related writing, all agreements between Maker and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by Holder exceed the maximum amount permissible under applicable law. The right to accelerate maturity of sums due under this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Holder does not intend to charge or collect any unearned interest in the event of acceleration. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum lawful amount, the interest payable to Holder shall be reduced to the maximum amount permitted under applicable law, and if from any circumstances Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal hereof, such excess shall be refunded to Maker. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any extension or renewal hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between Maker and Holder.

THIS WRITTEN AGREEMENT AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTIN HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. THIS NOTE MAY NOT BE CHANGED OR TERMINATED ORALLY.

MAKER Tri-Western Resources, LLC

By: /s/ Marshall W. Pettit	By: /s/ Henry J. Noyes
Managing Director	Executive Director

/s/ James D. Snyder
(Witness for all Makers)